UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Bespoke Extracts, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Bespoke Extracts, Inc.
2590 Walnut St.

Denver, CO 80205

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holder of the majority of the voting power of the shareholders of Bespoke Extracts, Inc., a Nevada corporation (the “Company” “we”, “us,” or “our”), has approved the following action without a meeting of stockholders in accordance with in accordance with Section 78.315 of the Nevada Revised Statutes:

The approval of an amendment to our articles of incorporation to effect a 45-to-1 reverse split of our common stock. The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed Information Statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

December 5, 2022	By:	Order of the Board of Directors
Michael Feinsod
Chief Executive Officer and Chairman

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about December __, 2022.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation, to effect a 45-to-1 reverse split of our common stock.

How many shares of common stock and Series C Preferred Stock were outstanding on December 2, 2022?

On December 2, 2022, the date we received the consent of the holder a majority of the voting power of our shareholders, there were 450,071,119 shares of common stock and 1 share of Series C Preferred Stock outstanding. The Series C Preferred Stock provides the holder with 51% of the total voting power of our stockholders.

What vote was obtained to approve the amendment to the articles of incorporation described in this Information Statement?

We obtained the approval of Infinity Management, LLC (“Infinity”), which is the holder of our 1 outstanding share of Series C Preferred Stock. The managing member of Infinity is Michael Feinsod, who is our chief executive officer.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT 45-TO-1 REVERSE STOCK SPLIT

Our board of directors and the holder of a majority of the voting power of our shareholders have approved an amendment to our articles of incorporation to effect a 45-to-1 reverse stock split. The reverse split will become effective upon the filing of the amendment to the articles of incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our articles of incorporation to effect the reverse stock split approximately (but not less than) 20 days after this Information Statement is mailed to stockholders.

The amendment to the articles of incorporation of incorporation will effect a 45-to-1 reverse split in our common stock. As a result of the reverse split, each 45 shares of common stock (the “Old Shares”) will become and be converted into one share of common stock (the “New Shares”), with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

As a result of the reverse split, the number of shares of common stock issued and outstanding will decrease from 450,071,119 to approximately 10,001,580. Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be outstanding after the reverse split.

Reasons for the Reverse Stock Split

The Company’s common stock is quoted on the OTCQB under the symbol “BSPK”. The shares of common stock of the Company have traded at low prices for some time. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our common stock would have greater liquidity and a stronger investor base.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split will be to reduce the number of shares of common stock outstanding, and to increase the trading price of the common stock. However, the effect of any reverse stock split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Shareholders

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of common stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

All outstanding options, warrants, and other securities entitling their holders to purchase shares of common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the of 1 for 45 ratio.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of common stock will remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The Company’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s common stock under the Exchange Act.

Authorized Shares of Common Stock

The reverse stock split will not change the number of authorized shares of the Company’s common stock under the Company’s articles of incorporation. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Under our articles of incorporation, our authorized capital stock consists of 3,000,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which 1 share has been designated Series C Preferred Stock. The Company does not currently have any plans, proposal or arrangement to issue any of its authorized but unissued shares of common stock. However, it is possible that some of these additional shares could be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the company’s business or product lines through the acquisition of other businesses or products.

By increasing the number of authorized but unissued shares of common stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s articles of incorporation and by-laws do not have any anti-takeover provisions.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Accounting Consequences

The par value of the common stock will remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

We believe that the United States federal income tax consequences of the reverse stock split to holders of common stock will be as follows:

(i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

(v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

The reverse stock split will be implemented by filing an amendment to the Company's articles of incorporation with the Secretary of State of the State of Nevada. We will obtain a new CUSIP number for the new common stock effective at the time of the reverse split.

As of the effective date of the reverse stock split, each certificate representing shares of common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All options, warrants, and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the ownership of the company's common stock and Series C Preferred Stock as of December 2, 2022 with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors and executive officers; and (iii) directors and executive officers of the Company as a group. To the knowledge of the Company, each shareholder listed below possesses sole voting and investment power with respect to the shares indicated.

Unless otherwise indicated, the business address of each person listed is care of Bespoke Extracts, Inc., at 2590 Walnut St., Denver, CO 80205. The percentages in the table are based on 450,071,119 shares of common stock outstanding as of December 2, 2022, and have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of December 2, 2022. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them.

	Amount of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class
Executive Officers and Directors:
Michael Feinsod(1)	102,680,000	22.2%
Hunter Garth(2)	27,500,000	6.0%
Officers and Directors as a group (2 persons):	130,180,000	27.9%
5% Holders:
Infinity Management, LLC (3)	47,680,000	10.5%
Bersons Holdings LLC (4)	38,000,000	8.4%
Valeokeis, Ltd (5)	38,000,000	8.4%

(1)	Includes 45,680,000 shares of common stock held by Infinity, 2,000,000 shares underlying warrants held by Infinity, and 10,000,000 shares underlying options that will vest within 60 days. Mr. Feinsod is the managing member of Infinity and has voting and investment power over the securities of the Company held by Infinity. Infinity also holds 1 share of Series C Preferred Stock of the Company, which provides the holder with 51% of the voting power of the Company’s stockholders.

(2)	Includes 5,000,000 shares underlying options that will vest within 60 days.

(3)	Includes 2,000,000 shares underlying warrants.

(4)	The address of the stockholder is 17111 Biscayne Blvd Unit 901, North Miami Beach FL 33160.

(5)	The address of the stockholder is 86 Yorkview Dr, Toronto M2R1J8, Ontario, Canada.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to the Company's articles of incorporation which differs from that of other stockholders of the Company.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

December 5, 2022	By:	Order of the Board of Directors
Michael Feinsod
Chief Executive Officer and Chairman